Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 033-63005 on Form S-3 of National Bancshares Corporation of our report dated March 18, 2013 relating to the consolidated financial statements, which report is incorporated by reference in Form 10-K for the National Bancshares Corporation for the year ended December 31, 2012.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio

March 29, 2013